Exhibit 10.4

THE WESTERN UNION COMPANY
2006 LONG-TERM INCENTIVE PLAN
BONUS STOCK UNIT AWARD AGREEMENT -- TERMS AND CONDITIONS

1.
Pursuant to The Western Union Company 2006 Long-Term Incentive Plan (the “Plan”), The Western Union Company (the “Company”) hereby grants to the non-employee director of the Company identified in the attached Stock Unit Award Notice (which forms part of this Agreement) (“Director”) as of the grant date specified in the Stock Unit Award Notice (the “Grant Date”), the number of Bonus Stock Units (the “Units”) relating to shares of the Company's common stock specified in the Stock Unit Award Notice, subject to the conditions and restrictions set forth in this Agreement and the Plan. Each Unit shall provide for the issuance and transfer to Director of one share of the Company's common stock on the first business day of January in the calendar year immediately following the calendar year in which the Director separates from service on the Company's Board of Directors. Upon issuance and transfer of the shares of common stock subject to the Units, Director shall have all rights incident to ownership, including but not limited to voting rights and the right to receive dividends.

2.
The terms of the Plan are hereby incorporated in this instrument by reference and made a part hereof. Any capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan.

3.
The Company, in its sole discretion, may require, prior to the issuance or delivery of any shares of common stock pursuant to the Units, payment by Director of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with the Award.

4.
Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Director's participation in the Plan and legally applicable to him or her (“Tax-Related Items”), Director acknowledges that the ultimate liability for all Tax-Related Items is and remains Director's responsibility and may exceed the amount actually withheld by the Company. Director further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant of the Units, the vesting of the Units, the conversion of the Units into Shares or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired and the receipt of any dividends or dividend equivalents; and (ii) does not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate Director's liability for the Tax-Related Items or achieve any particular tax result. Further, if Director has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event (“Tax Date”), as applicable, Director acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the Tax Date, Director will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, Director authorizes the Company or its agent, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (A) accept a cash payment in U.S. dollars in the amount of the Tax-Related Items, (B) withhold whole Shares which would otherwise be delivered to Director having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash from any cash compensation which would otherwise be payable to Director by the Company or from any equivalent cash payment received upon vesting of the Units, equal to the amount necessary to satisfy the Tax-Related Items, or (C) withhold from proceeds of the sale of Shares acquired upon settlement of the Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Director's behalf pursuant to this authorization).
To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Director is deemed to have been issued the full number of Shares due to him or her at settlement, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Director's participation in the Plan.
Finally, Director shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of Director's participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares to Director, if Director fails to comply with his or her obligations in connection with the Tax-Related Items.

5.
Prior to the settlement of the Units, Director will be paid amounts equal to the regular cash dividends that would have been payable to Director if Director had received and held the shares of common stock underlying the Units, which payment shall be made as soon as practicable after the payment of dividends with respect to the Company's common stock but in no event later than March 15 of the calendar year immediately following the calendar year in which such dividends are paid with respect to the Company's common stock. No amounts will be paid with respect to record dates for dividends occurring prior the Grant Date. Prior to the issuance and transfer of the shares of common stock underlying the Units, Director shall not be a shareholder of record with respect to such shares and shall have no voting rights with respect to such shares.

6.
The Units may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, or otherwise as provided by the Plan. If Director or anyone claiming under or through Director attempts to make any such sale, transfer, assignment, pledge or other disposition of the Units in violation of this Paragraph 6, such attempted violation shall be null, void, and without effect.

7.
Notwithstanding anything in this Agreement to the contrary, all Units subject to this Agreement shall be immediately forfeited in the event that Director's service on the Company's Board of Directors is terminated on account of gross misconduct.

8.
The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of Director under this Agreement without Director's written consent. The Committee may, in its sole discretion, permit Director to surrender the Units in order to exercise or realize the rights under other Awards under the Plan, or in exchange for the grant of new Awards under the Plan, or require Director to surrender the Units as a condition precedent of new Awards under the Plan.

9.
Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Director and all persons claiming under or through Director. By accepting this grant of Units or other benefit under the Plan, Director and each person claiming under or through Director shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

10.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Director's participation in the Plan, or Director's acquisition or sale of the Shares underlying the Units. Director is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

11.
Director hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Director's personal data as described in this Agreement and any other grant materials by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Director's participation in the Plan.

Director understands that the Company and its Subsidiaries and Affiliates may hold certain personal information about Director, including, but not limited to, Director's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all stock units or other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Director's favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Director understands that Data will be transferred to Morgan Stanley Smith Barney or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Director understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient's country (e.g., the United States) may have different data privacy laws and protections than Director's country. Director understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. Director authorizes the Company, Morgan Stanley Smith Barney and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Director's participation in the Plan. Director understands that Data will be held only as long as is necessary to implement, administer and manage Director's participation in the Plan. Director understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein, in any case without cost, by contacting the Company in writing. Director understands, however, that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, Director understands that he or she may contact the Company.

12.	This Award is discretionary, non-binding for future years and there is no promise or guarantee that such grants will be offered to Director in future years.

13.
The validity, construction, interpretation, administration and effect of the Plan and this Agreement and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware in the United States of America, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly under the Units or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado in the United States of America, and agree that such litigation shall be conducted only in the courts of Arapahoe County in the State of Colorado in the United States of America, or the federal courts for the United States of America for the District of Colorado, and no other courts, where this grant is made and/or to be performed.

14.
If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement and the Plan.

15.
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

16.
The Company reserves the right to impose other requirements on Director's participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

NOTICE REGARDING EXCHANGE CONTROLS: If you are resident in Germany, you will have certain exchange control obligations related to your participation in the Plan. Specifically, as of March 2010, cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of shares of Common Stock acquired under the Plan, the bank will make the report for you. In addition, you must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. It is your responsibility to comply with these exchange controls and they may change from time to time.